CALCULATION OF REGISTRATION FEE

Title of Each Class Offered	Maximum Aggregate Offering Price	Amount of Registration of Securities Fee(1)

Senior Floating Rate Notes Due 2008	$750,000,000	$80,250

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $80,250 fee with respect to the $750,000,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $1,602,064.26 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 53 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated April 20, 2006
Rule 424(b)(2)

MEDIUM-TERM NOTES, SERIES F Senior Floating Rate Notes Due 2008

      We, Morgan Stanley, may not redeem the Medium-Term Notes, Series F, Senior Floating Rate Notes due 2008 prior to the maturity date. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

Principal Amount:	$750,000,000	Initial Interest Reset Date:	July 25, 2006
Maturity Date:	April 25, 2008	Interest Reset Dates:	Each interest payment date
Settlement Date		Interest Reset Period:	Quarterly
(Original Issue Date):	April 25, 2006	Interest Determination Dates:	The second London banking
Interest Accrual Date:	April 25, 2006		day prior to each interest
Issue Price:	100%		reset date
Interest Payment Period:	Quarterly	Reporting Service:	Telerate (Page 3750)
Base Rate:	LIBOR Telerate	Book-Entry Note or	Book-entry note
Index Maturity:	Three months	Certificated Note:
Index Currency:	U.S. dollars	Senior Note or Subordinated	Senior note
Spread (Plus or Minus):	Plus 0.03% per annum	Note:
Initial Interest Rate:	The base rate plus 0.03%; to	Calculation Agent:	JPMorgan Chase Bank, N.A.
	be determined on the second		(formerly known as
	London banking day prior to		JPMorgan Chase Bank)
	the original issue date	Minimum Denomination:	$1,000
Interest Payment Dates:	Each January 25, April 25,	Specified Currency:	U.S. dollars
	July 25 and October 25,	Business Day:	New York
	beginning July 25, 2006	CUSIP:	61746BCV6
		Other Provisions:	None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

BLAYLOCK & COMPANY, INC.

LOOP CAPITAL MARKETS LLC	THE WILLIAMS CAPITAL GROUP, L.P.

States Federal Income Taxation

     The notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Floating Rate Notes.”

     If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

     You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Information Concerning Plan of Distribution

     On April 20, 2006 we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes Due 2008 set forth opposite their respective names below at a net price of 99.85%, which we refer to as the “purchase price.” The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.15% of the principal amount of the Senior Floating Rate Notes Due 2008.

Principal Amount of Senior Floating Rate Notes Due 2008

Name

Morgan Stanley & Co. Incorporated	$660,000,000
Blaylock & Company, Inc	75,000,000
Loop Capital Markets LLC	7,500,000
The Williams Capital Group, L.P.	7,500,000
Total	$750,000,000

PS-2